CPI Aerostructures, Inc. S-8

EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CPI Aerostructures, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.001 per share	Rule 457(c) and Rule 457(h)	1,008,702	$3.87(2)	$3,903,676.74	$.0001102	$430.19
Total Offering Amounts					$3,903,676.74		$430.19
Total Fee Offsets							— (3)
Net Fee Due							$430.19

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the CPI Aerostructures, Inc. 2016 Long-Term Incentive Plan, as amended (“Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h) promulgated under the Act, the proposed maximum offering price per share for the shares reserved for issuance under the Plan was calculated on the basis of the average of the high and low prices of our common stock as reported on the NYSE American exchange on June 23, 2023.

(3)	The Registrant does not have any fee offsets.